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EXHIBIT 1.1

                                Pricing Agreement

                                                                 August 28, 2002

Banc of America Securities LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28225

Ladies and Gentlemen:

         The Bank of New York Company, Inc., a New York corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions (August 2002) (the "Standard Provisions"), to issue and sell to you the securities of the Company specified in Schedule II hereto (the "Designated Securities").

         Except as set forth in the next paragraph, each of the provisions of the Standard Provisions is incorporated herein by reference in its entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives in the provisions of the Standard Provisions so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Standard Provisions are used herein as therein defined.

         For purposes of this Pricing Agreement, Section 7(j) of the Standard Provisions is amended and restated as follows: "On or after the date of the Pricing Agreement relating to the Designated Securities, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (iii) an outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or other calamity or crisis or change in financial, political or economic conditions in the United States or elsewhere having an adverse effect on the financial markets of the United States, if the effect of any such event specified in this clause (iii) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Designated Securities on the terms and in the manner contemplated in the Prospectus as amended or supplemented relating to the Designated Securities."

         A supplement to the Prospectus relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

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         Subject to the terms and conditions set forth herein and in the
Standard Provisions incorporated herein by reference, the Company agrees to issue and sell to you, and you agree to purchase from the Company, at the time and place and at the purchase price to you set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite your name in
Schedule I hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Standard Provisions incorporated herein by reference, shall constitute a binding agreement between you and the Company.

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                                         Very truly yours,

                                         The Bank of New York Company, Inc.

                                           /s/ Thomas J. Mastro

                                         By:____________________________________
                                            Name: Thomas J. Mastro
                                            Title: Comptroller

Accepted as of the date hereof:

Banc of America Securities LLC

   /s/ Lily Chang
By:_______________________________
   Name: Lily Chang
   Title: Principal

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                                   SCHEDULE I
                             (TO PRICING AGREEMENT)

                                              Aggregate     Principal
                                              Amount of    Designated
                                              Securities    to be
             Underwriter                      Purchased
----------------------------------------      ------------------------------
Banc of America Securities LLC ..........             $250,000,000

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                                   SCHEDULE II
                             (TO PRICING AGREEMENT)

Title of Designated Securities:

         4.25% Fixed Rate/Floating Rate Senior Subordinated Notes due 2012

Aggregate Principal Amount of Designated Securities:

         $250,000,000

Initial Public Offering Price of Designated Securities:

         $249,620,000 (or 99.848% of the principal amount of the Designated Securities)

Purchase Price to the Underwriters of Designated Securities:

         $248,332,500 (or 99.333% of the principal amount of the Designated Securities)

Compensation of Underwriters:

         $1,287,500 (or 0.515% of the principal amount of the Designated Securities)

Form of Designated Securities:

         Book-entry only form represented by one security deposited with The Depository Trust Company ("DTC") or its designated custodian to be made available for checking by you at least twenty-four hours prior to the Time of Delivery at the office of DTC or such custodian.

Registration Statement:

         Registration Statement File Numbers: 333-89586, 333-89586-01, 333-89586-02, 333-89586-03, and 333-89586-04

Maturity Date:

         September 4, 2012

Redemption Date:

         The Designated Securities can be redeemed, at the option of the Company, in whole or in part, beginning September 4, 2007, on each interest payment date (including September 4, 2007), upon notice to the holders of the Designated Securities of not less than 15 days and not more than 30 days prior to the redemption date.

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Interest Rate:

         From September 4, 2002 to September 3, 2007: 4.250%

         From September 4, 2007 to September 4, 2012 (if not redeemed): 3-month LIBOR plus 148 basis points

Interest Payment Dates:

         From September 4, 2002 to September 3, 2007: Semi-annually - March 4 and September 4, commencing March 4, 2003

         From September 4, 2007 to September 4, 2012 (if not redeemed):
         Quarterly - March 4, June 4, September 4 and December 4, commencing December 4, 2007

Other Terms of Designated Securities:

         The Designated Securities shall have such other terms as set forth in the Prospectus Supplement dated August 28, 2002 to the Prospectus dated June 10, 2002

Time of Delivery:

         September 4, 2002

Closing Location:

         Pillsbury Winthrop LLP
         One Battery Park Plaza
         New York, New York 10004

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